UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2018

American Renal Associates Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37751	27-2170749
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center, Suite 6550 Beverly, Massachusetts	01915
(Address of registrant’s principal executive office)	(Zip code)
(978) 922-3080
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒

Item 8.01	Other Events

On March 30, 2018, United Healthcare Insurance Company and United Healthcare Services, Inc. (collectively, "United") filed a complaint in the United States District Court for the District of Massachusetts against American Renal Associates LLC ("ARA"), a wholly owned subsidiary of American Renal Holdings, Inc. (the "Company"), and its subsidiary American Renal Management LLC. The complaint relates to patients who received, and some of whom continue to receive, dialysis at ARA facilities and who were insured under one of United's commercial employer group health plans or COBRA plans. The plaintiffs assert various state law claims and allege violations of certain state laws that prohibit unfair or deceptive acts or practices in business transactions, healthcare kickbacks and false insurance claims in connection with, among other things, the submission of claims to United, the referral of patients to ARA clinics by ARA’s nephrologist partners and premium payment assistance by the American Kidney Fund. With respect to these claims, the complaint seeks unspecified actual, consequential and punitive monetary damages, together with interest and costs, as well as attorney’s fees and court costs. The plaintiffs also seek restitution and declaratory and injunctive relief, as well as attorney's fees and costs, under the Employee Retirement Income and Security Act of 1974 and other federal law for alleged violations of the applicable commercial plan agreements.

The Company believes this lawsuit is without merit. The Company intends to vigorously defend itself in this legal matter; however, no assurance can be given as to the timing or outcome of this matter, nor can any assurance be given as to whether the filing of this lawsuit will affect the Company’s other relationships or the Company’s business generally.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated: April 2, 2018	By:	/s/ Jonathan L. Wilcox
	Name:	Jonathan L. Wilcox
	Title:	Chief Financial Officer